[Graphic omitted]


                                   BRASKEM S.A
                         C.N.P.J. No. 42.150.391/0001-70
                                NIRE 29300006939
                                  OPEN COMPANY
                 MINUTES OF EXTRAORDINARY SHAREHOLDERS' MEETING
                                 HELD 01/15/2004


1 - DATE: 01/15/2004, 2 - HOURS: at 2:30 P.M. 3 - CALL: Edict of Convocation published, pursuant to art. 124 of Law No. 6404/76, on the following days:
December 10, 11 and 12, 2003, in the "Official Gazette of the State of Bahia"; December 10, 11 and 12, 2003, in the newspaper "A Tarde", and was also divulged in accordance with instructions CVM Nos. 02/78 and 207/94, and for wider dissemination, in the newspapers "Gazeta Mercantil" and "Valor Economico", issues of December 10, 11 and 12/13/14, 2003. Published as well, to meet, respectively, instructions CVM Nos. 358/2002 and 319/1999, (i) "Important Event" in the "Official Gazette of the State of Bahia", issue of December 10, in the newspapers "A Tarde" and "Correio da Bahia", issues of December 10, and in the newspapers "Gazeta Mercantil" and "Valor Economico", issues of December 10, 2003. 4 - ATTENDED BY: Shareholders representing over 84% (eighty-four percent) of the Company's voting capital; Mr. Marco Aurelio de Castro e Melo, representative of the expert company PricewaterhouseCoopers Auditores Independentes, a civil company established in the City of Sao Paulo, State of Sao Paulo, at Av. Francisco Matarazzo No. 1400, from 7th to 11th and from 13th to 20th floors, Torino Tower, and with branch in the City of Salvador, at Rua Miguel Calmon No. 555, 9th floor, secondarily registered with the Regional Accounting Council of the State of Bahia under No. CRC 2SP000160/0-5 "F" BA and in the CNPJ/MF under No. 61 562 112/ 0004-73; Mr. Manoel Mota Fonseca, member of the Company's Fiscal Council; and Mauricio Roberto de Carvalho Ferro, representative of Company's management, to comply with the provisions of Law No. 6404/76. 5 - DIRECTION OF THE MEETING: Chairman: Marcelo Andre Lajchter, and
Secretary: Ana Patricia Soares Nogueira, elected as provided in art. 17 of the By-laws. 6 - AGENDA: (I) Modify the 2nd paragraph of art. 6th of the Company's By-laws so as to permit the conversion of class "A" preferred shares into common shares, upon deliberation by the majority of the Company's voting capital; (II) Authorize the conversion of up to 121,948,261 class "A" preferred shares into common shares, upon deliberation by the majority of the Company's voting capital, at the ratio of 1 class "A" preferred share to 1 common share; (III) Approve and confirm the appointment and engagement, performed by the Company's administrators, of the expert companies responsible for the preparation of the evaluation reports with respect to the net worth of Trikem S.A. ("Incorporated") and the Company; (IV) Review, discuss and approve the Protocol and Justification of the operation of incorporation of the Incorporated by the Company; (V) Review, discuss and approve the documents relating to the operation of incorporation of the Incorporated by the Company; (VI) Approve the incorporation of the Incorporated by the Company, with the resulting increase in its capital stock and issue of new shares; (VI) Approve the change in art. 4th of the Company's By-laws by force of the increase in its capital stock. 7 - OPINION BY THE FISCAL COUNCIL - The Fiscal Council of the Company, in its Opinion issued on December 9, 2003, has concluded in favor of the approval of the proposal of incorporation of the Incorporated by the Company, as well as the

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approval of the respective Protocol and Justification and the accounting documents on which this corporate operation was grounded. 8 - DELIBERATIONS: The subjects on the Agenda were placed up for discussion and voting, and the following deliberations were taken unanimously by the attending parties: 8.1) authorize the preparation of this Meeting's minutes in summary form, as well as the publication thereof without the signature of the attending shareholders, under the terms of art. 130 and its paragraphs, of Law No. 6404/76; 8.2) amend the 2nd paragraph of art. 6th of the Company's By-Laws, to permit the conversion of class "A" preferred shares into common shares, upon deliberation by the majority of the Company's voting capital, which will now read as follows:
"Article 6th... 2nd Paragraph - The General Shareholders' Meeting may authorize the conversion of class "A" preferred shares into common shares, upon deliberation by the majority of the Company's voting capital, provided, however, that the following items are established: a) the number of shares to be converted; b) the exchange ratio to be applied to the conversion; and c) the time when such conversion should take place."; 8.3) authorize, in the course of this Meeting, the conversion of up to 121,948,261 (one hundred and twenty-one million, nine hundred and forty-eight thousand, two hundred and sixty-one) class "A" preferred shares into common shares, upon deliberation by the majority of the Company's voting capital attending this meeting, at the ratio of 1 class "A" preferred share to 1 common share. Not having occurred other expressions by the company's shareholders detaining class "A" preferred shares, the shareholders Nordeste Quimica S.A. - Norquisa, Odebrecht S.A., and Petrobras Quimica S.A. - Petroquisa, have elected hereby to convert, respectively: (i) 3,444,569 (three million, four hundred and forty-four thousand, five hundred and sixty-nine);
(ii) 91,006,882 (ninety-one million, six thousand and eight hundred eighty-two);
(iii) 27,496,810 (twenty-seven million, four hundred and ninety-six thousand, eight hundred and ten), totaling 121,948,261 (one hundred and twenty-one million, nine hundred and forty-eight thousand, two hundred and sixty-one) class "A" preferred shares owned by them, into, respectively 3,444,569 (three million, four hundred and forty-four thousand, five hundred and sixty-nine); (ii) 91,006,882 (ninety-one million, six thousand and eight hundred eighty-two);
(iii) 27,496,810 (twenty-seven million, four hundred and ninety-six thousand, eight hundred and ten), totaling 121,948,261 (one hundred and twenty-one million, nine hundred and forty-eight thousand, two hundred and sixty-one) common shares, with the consent and approval by the attending shareholders, which constitute the quorum required for the approval of this subject; 8.4) approve and confirm the appointment and engagement, formerly performed by the Company's management, of the expert company PricewaterhouseCoopers Auditores Independentes qualified above, represented at the Meeting by Mr. Marco Aurelio de Castro e Melo, who offered to clarify any possible doubts of the attending shareholders, that company having (i) reviewed and audited the financial statements of the Incorporated and of the Company; (ii) performed the accounting evaluation of the net worth of the Incorporated on the base date established for the incorporation, i.e., October 31, 2003 (Base Date), with the preparation of the respective


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report of accounting evaluation, for purposes of the Company's accounting entries, as well as for the possible right of recession of the Incorporated's shareholders, under the terms of art. 45 of Law No. 6404/76; and (iii) prepared, pursuant to the accounting practices applicable in Brazil, a report of evaluation of the net worth of the Incorporated and of the Company, under the same criteria and on the same Base Date, at market prices, for purposes of art. 264 of Law No. 6404/76, as well as for serving as an element to be considered in determining the ratio of replacement of the Incorporated stock for Company stock, stressing that such reports have been issued relying on reports of evaluation of fixed assets of the Company and its controlled companies, and of the Incorporated, prepared by the expert companies Bretas, Gabaldi & Alonso Engenharia e Consultoria Ltda., Mynarski Associados, Advanced Appraisal Consultoria e Planejamento, and Unisis Administracao Patrimonial Ltda., responsible for the evaluation of the fixed assets of the Company and its controlled companies, and of the Incorporated, following the same criteria and on the same Base Date, at market values, and such appointment and engagement of the expert companies Bretas, Gabaldi & Alonso Engenharia e Consultoria Ltda., Mynarski Associados, Advanced Appraisal Consultoria e Planejamento and Unisis Administracao Patrimonial Ltda. are likewise approved by this General Shareholders' Meeting; 8.5) re-confirm and approve, upon review and discussion, the Protocol and Justification of Incorporation of the Incorporated by the Company, prepared by the management of the Incorporated and of the Company, on December 08, 2003 ("Protocol and Justification"), containing the purposes, the bases, and other conditions related to the incorporation of the Incorporated by the Company, having been prepared pursuant to the provisions of arts. 224, 225 and subsequent articles of Law No. 6404/76, as well as in accordance with instruction CVM No. 319/99, which document, after being submitted by the Chairman of the Meeting and reviewed by the attending parties, has been initialed by the members of the direction of the meeting and filed at the Company's headquarters, and a copy of which, upon initialed by the Secretary, becomes an integral part of these minutes as Enclosure I, having been highlighted the corrections made (i) to items 3.1 and 6.1, to correct the accounting value of the net worth of the Incorporated to be vested to the Company, which is R$ 656,040,044.29 (six hundred and fifty-six million, forty thousand, forty-four reais and twenty-nine cents), (ii) to item 7.1, to correct the amount of the increase to be made to the Company's Capital stock, which is R$ 304,596,199.90 (three hundred and four million, five hundred and ninety-six thousand, one hundred and ninety-nine reais and ninety cents), and (iii) to item 7.3, to correct the amount of the Company's capital stock, the total number of shares and the number of class "A" preferred shares of the Company, after the incorporation process, which amounts are, respectively, R$ 2,192,018,293.84 (two billion, one hundred and ninety-two million, eighteen thousand, two hundred and ninety-three reais and eighty-four cents), 77,190,074,544 (seventy-seven billion, one hundred and ninety million, seventy-four thousand, five hundred and forty-four) shares, and 51,230,857,903 (fifty-one million, two hundred and thirty million, eight hundred and fifty-

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seven thousand, nine hundred and three) class "A" preferred shares, having been confirmed the terms of the other items in the Protocol and Justification; 8.6) upon review and discussion, approve with no qualification, the financial statements of the Incorporated and of the Company, and the report of accounting evaluation of the Incorporated's net worth, previously prepared by the expert company mentioned in item 8.4 above, for purposes of the Company's accounting entries, as well as for the calculation of the refund arising from the possible exercise of the right of recession by the Incorporated's shareholders, under the terms of art. 45 of Law No. 6404/76, which documents, submitted by the Chairman of the Meeting and reviewed by the attending parties, have been initialed by the members of the directing board and filed at the Company's headquarters, and a copy thereof, after initialed by the Secretary, has become an integral part of these minutes as Enclosure II (financial statements of the Incorporated), Enclosure III (financial statements of the Company), Enclosure IV (accounting report of the Incorporated). The accounting evaluation report has appraised, on the Base Date, the Incorporated's net worth in the amount of R$ 656,040,044.29 (six hundred and fifty-six million, forty thousand and forty-four reais, and twenty-nine cents), which corresponds to R$ 10,78 (ten reais and seventy-eight cents) per batch of 1,000 (one thousand) shares, irrespective of kind or class, all according to the provisions of Law No. 6404/76, as well as to Instruction CVM No. 319/99; 8.7) upon review and discussion, approve with no qualification, the evaluation reports at market price of the net worth of the Company and of the Incorporated, previously prepared by the expert company, as provided in art. 264 of Law No. 6404/76, which documents, submitted by the Chairman of the Meeting and reviewed by the attending parties, have been initialed by the members of the directing board and filed at the Company's headquarters, copies of which, after initialed by the Secretary, have become an integral part of these minutes as Enclosure V (report of the Company's net worth at market value) and VI (report of the Incorporated's net worth at market value). The evaluation reports at market value, which were issued relying on reports of evaluation of fixed assets, prepared by the expert companies Bretas, Gabaldi & Alonso Engenharia e Consultoria Ltda., Mynarski Associados, Advanced Appraisal Consultoria e Planejamento and Unisis Administracao Patrimonial Ltda., which were responsible for the evaluation of the fixed assets of Braskem and its controlled companies, and of Trikem, following the same criteria and on the same Base Date, at market values, which are, as well, approved by this General Shareholders' Meeting and filed at the Company's headquarters for the due legal effects, show, on the said Base Date: (i) the Company's net worth of R$ 5,733,160,995.68 (five billion, seven hundred and thirty-three million, one hundred and sixty-thousand, nine hundred and ninety-five reais and sixty-eight cents), which corresponds to R$ 83,78 (eighty-three reais and seventy-eight cents) per batch of 1,000 (one thousand) shares; and (ii) the Incorporated's net worth of R$ 1,439,109,292.58 (one billion, four hundred and thirty-nine million, one hundred and nine thousand, two hundred and ninety-two reais and fifty-eight cents), which corresponds to R$ 23,64 (twenty-three reais and sixty-

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four cents) per batch of 1,000 (one thousand) shares; 8.8) approve the incorporation of the Incorporated, by the Company, under the terms and conditions set forth in the Protocol and Justification approved in item 8.5 above, vesting to the Company all assets, rights and obligations that constitute the Incorporated's net worth, according to the respective accounting evaluation report referred to in item 8.6 above, with the resulting extinction, in full right, of the Incorporated, being further provided that the Incorporated's facilities will be transferred to the Company and kept open, with respect to the locations at the following addresses and enrolled in the CNPJ/MF under the following numbers, respectively: A) Rua Guamiranga, n(0) 1674, Vila Alois, Sao Paulo/SP, CEP. 04.220-020 - CNPJ/MF n(0)13.558.226/0006-69; b) Rodovia Divaldo
Suruagy, Km. 12, Via II, Polo Cloroquimico, Marechal Deodoro/AL, CEP.57.160-000
- CNPJ/MF n(0)13.558.226/0010-45; c) Av. Assis Chateaubriand, n(0) 5.260, Portal
da Barra, Maceio/AL, CEP. 57.010-900 - CNPJ/MF n(0)13.558.226/0013-98; d) Rua
General Gurjao, s/n(0), Esq. Praia do Caju, Caju, Rio de Janeiro/RJ, CEP. 20.931-040 - CNPJ/MF n(0) 13.558.226/0014-79; e) Av. Vereador Alfredo Neves,
n(0) 1.055, Alemoa, Santos/SP, CEP. 11.095-510 - CNPJ/MF n(0)13.558.226/0015-50;
f) Av. Presidente Getulio Vargas, s/n(0), Centro, Imbituba/SC, CEP. 88.780-000 - CNPJ/MF n(0)13.558.226/0016-30; g) Porto Itaqui, s/n(0), Itaqui, Sao Luiz/MA, CEP. 65.085-370 - CNPJ/MF n(0)13.558.226/0017-11; h) Rua Oxigenio, n(0) 765,
COPEC, Camacari/BA, CEP. 42.810-000 - CNPJ/MF n(0)13.558.226/0024-40; i) Av.
Major Cicero de Goes Monteiro, s/n(0), Bebedouro, Maceio/AL, CEP.57.017-320 - CNPJ/MF n(0)13.558.226/0025-21; and j) Rua Hidrogenio, n(0) 3.342, COPEC,
Camacari/BA, CEP. 42.810-000 - CNPJ/MF n(0)13.558.226/0001-54, and it is
provided that the latter will change its condition, from Headquarters to branch. All other Incorporated's facilities not listed above shall be closed; 8.9) once the incorporation is approved under the terms of item 8.8 above, approve the increase in the Company's capital stock by R$ 304,596,199.90 (three hundred and four million, five hundred and ninety-six thousand, one hundred and ninety-nine reais and ninety cents), such amount having been subscribed and paid-in upon the vesting of the Incorporated's net worth, disregarding the share holdings owned by the Company in the Incorporated's own capital stock, and the capital stock now totaling R$ 1,887,422,093.94 (one billion, eight hundred and eighty-seven million, four hundred and twenty-two thousand, ninety-three reais and ninety-four cents), divided into 69,053,909,060 (sixty-nine billion, fifty-three million, nine hundred and nine thousand, and sixty) shares, to R$ 2,192,018,293.84 (two billion, one hundred and ninety-two million, eighteen thousand and two hundred and ninety-three reais, and eighty-four cents), upon the issue of 8,136,165,484 (eight billion, one hundred and thirty-six million, one hundred and sixty-five thousand, four hundred and eighty-four) new shares, all class "A" preferred, nominative, and with no face value, to be allocated to the Incorporated's shareholders in replacement for the Incorporated issued shares canceled hereby, based on the substitution ratio established in the Protocol and Justification for the Incorporation of the Incorporated by the Company, observing the

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provisions in item 8.10 below, as follows: each batch of 1,000 (one thousand)
shares issued by the Incorporated, irrespective of kind or class, will entitle to receive 288 (two hundred and eighty-eight) class "A" preferred shares issued by the Company. As a result of the conversion of shares deliberated in item 8.3 above, as well as the capital increase referred to in this item 8.9, the caput of article 4th of the Company's By-laws shall read as follows: "Article 4th - The Capital Stock is R$ 2,192,018,293.84 (two billion, one hundred and ninety-two million, eighteen thousand, two hundred and ninety-three reais and eighty-four cents), divided into 77,190,074,544 (seventy-seven billion, one hundred and ninety-million, seventy-four thousand, five hundred and forty-four) shares, being 25,730,061,841 (twenty-five billion, seven hundred and thirty million, sixty-one thousand, eight hundred and forty-one) common shares, 51,230,857,903 (fifty-one billion, two hundred and thirty-million, eight hundred and fifty-seven thousand, nine hundred and three) class "A" preferred shares and 229,154,800 (two hundred and twenty-nine million, one hundred and fifty-four thousand, eight hundred) class "B" preferred shares."; 8.10) further as a result of the incorporation deliberated herein, authorize the Company to sell at the stock exchange the shares that could not be allocated to the Incorporated's shareholders, in view of the exercise of the right of withdrawal, as well as the surplus of shares issued pursuant to the preceding item, after having elapsed 30 (thirty) days from the filing of the minutes of this General Meeting, analogously applying art. 169, 3rd paragraph, of Law No. 6404/76; 8.11) put on record that, in compliance with art. 12 of Instruction CVM No. 319/99, all financial statements of the companies involved in the corporate transaction now approved, have been audited by PricewaterhouseCoopers Auditores Independentes, according to the reports dated December 5, 2003, which jointly integrate Enclosures II and III of these minutes, as approved in item 8.6 above; 8.12) further put on record that, upon the incorporation of the Incorporated, and its resulting extinction, the Company will be the global legal successor of that company, on all its rights and obligations; 8.13) in view of the incorporation of the Incorporated, by the Company, approve, under the terms of the Protocol and Justification for Incorporation, the extinction of the Incorporated's capital shares owned by the Company, based on art. 266, paragraph 1st, of Law No. 6404/76; and 8.14) authorize Company management to perform all actions required for the implementation of the corporate transaction hereby approved. 9
- ADJOURNMENT: No further subjects remaining to be discussed, this Extraordinary Shareholders' Meeting was adjourned, these minutes were prepared, read, discussed and found compliant, and has been signed by all attending Shareholders, which constituted the quorum required for the validity of the deliberations, subject matter of this General Shareholders' Meeting, and by decision thereof, the issuance of all required certificates by the Secretary of the Meeting was authorized. Camacari/BA, January 15, 2004. [SS: Marcelo Andre Lajchter - Chairman; Ana Patricia Soares Nogueira - Secretary; Shareholders:
Nordeste Quimica S.A. - Norquisa (by Marcelo Andre Lajchter); ODBPAR Investimentos S.A. (by Marcelo Andre Lajchter); Odebrecht S.A. (by Marcelo Andre Lajchter); Petrobras Quimica S.A. - Petroquisa

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(by Mario Jorge Cabral); Caixa de Previdencia dos Funcionarios do Banco do
Brasil - PREVI (by Rita Magaly Lima Hayne Bastos); Fundacao Petrobras de Seguridade Social - PETROS (by Renato de Mello Gomes dos Santos)].

                Agrees to the original recorded on specific book.



                -------------------------------------------------
                          Ana Patricia Soares Nogueira
                                    Secretary






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Sede-Fabrica: Camacari/BA - Rua Eteno, 1561, Polo Petroquimico de Camacari - CEP
42810-000 - Tel.(71) 632.5102
Escritorios: Rio de Janeiro/RJ - Av. Presidente Vargas, n(0)309, 13(0)andar -
CEP 20071-003 - Tel. (21) 516.1515 - Fax (21)233.0476
Salvador/BA - Av. Tancredo Neves, 3343, Centro Empresarial Previnor, s. 301 -
CEP 41820-021 - Tel. (71) 342.3088
Sao Paulo/SP - Av. das Nacoes Unidas, 4777, CEP 05477-000 - Tel (11) 3443 9999 - Fax (11) 3023 0420